UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 17, 2014 (July 14, 2014)

ZS Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36489	26-3305698
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

508 Wrangler Drive, Suite 100 Coppell, Texas	75019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 700-0240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 14, 2014, ZS Pharma, Inc. (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”) with MidCap Financial SBIC, LP and MidCap Financial, LLC (collectively, “Lenders”), with MidCap Financial SBIC, LP (“MidCap”) acting as administrative agent for Lenders. Under the Credit Agreement, the Company may borrow from Lenders up to $20.0 million in two tranches.

The first tranche consists of term loans in the aggregate amount of $10.0 million (collectively, the “Tranche 1 Loans”). The Tranche 1 Loans were drawn by the Company on July 14, 2014 and will mature on January 1, 2019. The net proceeds will be used for working capital needs and general corporate purposes.

The second tranche consists of term loans in the aggregate amount of up to $10.0 million (collectively, the “Tranche 2 Loans” and together with the Tranche 1 Loans, the “Term Loans”). The Tranche 2 Loans may be available to the Company upon its request upon satisfaction of the Applicable Funding Condition, as set forth in the Credit Agreement, which includes: (1) MidCap’s receipt of evidence of positive data based on pre-specified endpoints from the Company’s ZS004 trial, (2) MidCap’s receipt of a completed Credit Extension Form in accordance with the Credit Agreement, and (3) MidCap’s receipt of the fee set forth in the Fee Letter, as defined in the Credit Agreement, in respect of the funding of Tranche 2. The Lenders’ commitment to fund the Tranche 2 Loans terminates on the earliest to occur of (a) October 31, 2014, (b) an Event of Default as defined under the Credit Agreement, or (c) the existence of any Default as defined under the Credit Agreement.

The Company is required to pay interest on the outstanding principal amount on the Tranche 1 Loans and Tranche 2 Loans, if drawn, at a rate equal to 7.5% per year. The Company will pay interest only on the Tranche 1 Loans and Tranche 2 Loans, if drawn, until January 1, 2016, after which time monthly principal and interest payments will be due and payable by the Company.

The Company may prepay all, but not less than all, of the Term Loans upon 30 days’ written notice by paying: (i) the outstanding principal of the Term Loans and the accrued but unpaid interest thereon; (ii) any fees payable under the Fee Letter by reason of such prepayment; (iii) the prepayment fee of 1.0% to 3.0%, depending on the timing of the prepayment, of the principal amount of the Term Loans; and (iv) all Protective Advances (as defined in the Credit Agreement). If there is an Event of Default, the Company must prepay immediately the sum of (i) the outstanding principal of the Term Loans, all other Obligations (as defined in the Credit Agreement), and the accrued but unpaid interest thereon; (ii) any fees payable under the Fee Letter by reason of such prepayment; (iii) the prepayment fee of 1.0% to 3.0%, depending on the timing of the prepayment, of the principal amount of the Term Loans; and (iv) all Protective Advances as defined in the Credit Agreement. Additionally, the Company must prepay certain amounts towards the Term Loans upon receipt of certain casualty proceeds as outlined in the Credit Agreement and receipt of proceeds of any asset disposition of personal property not made in the Ordinary Course of Business (as defined in the Credit Agreement) other than transfers permitted by the Credit Agreement.

The Company’s obligations under the Credit Agreement are secured by a first priority security interest in substantially all of the Company’s assets, excluding certain financed equipment and intellectual property. The Company has also agreed not to pledge or otherwise encumber its intellectual property assets, except that the Company may grant certain exclusive and non-exclusive licenses of its intellectual property as set forth in the Credit Agreement, without Lenders’ prior written consent.

The Credit Agreement includes customary representations and warranties, affirmative and negative covenants and events of default. Upon an Event of Default under the Credit Agreement, after any applicable cure and notice period, all amounts owed under the Credit Agreement may be declared due and payable, including the Protective Advances as defined in the Credit Agreement, the accrued but unpaid interest thereon, the unpaid principal amount of the Term Loans outstanding, and any other indebtedness or obligations under the Financing Documents as defined in the Credit Agreement.

The foregoing description of the material terms of the Credit Agreement is subject to, and qualified in its entirety by reference to, the Credit and Security Agreement that is filed as an exhibit to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On July 17, 2014, ZS Pharma, Inc. issued a press release announcing that it has entered into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, each as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Credit and Security Agreement, dated as of July 14, 2014, by and among MidCap Financial SBIC LP, MidCap Financial, LLC and ZS Pharma, Inc.

99.1	Press Release, dated July 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZS PHARMA, INC.

Date: July 17, 2014	By:	/s/ Todd Creech
Todd Creech
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

10.1	Credit and Security Agreement, dated as of July 14, 2014, by and among MidCap Financial SBIC LP, MidCap Financial, LLC and ZS Pharma, Inc.

99.1	Press Release, dated July 17, 2014